CONSENT OF ALEXANDRA KOZAK

In connection with NovaGold Resources Inc.’s take-over bid circular dated January 18, 2011 (the “Offer and Circular”) and registration statement on Form F-8 originally dated January 18, 2011, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Alexandra Kozak, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Donlin Creek Gold Project, Alaska, USA NI 43-101 Technical Report” dated April 1, 2009 (the “Technical Report”) in the Registration Statement and the Offer and Circular, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement and the Offer and Circular.

DATED: January 18, 2011

/s/ Alexandra Kozak
Name: Alexandra Kozak